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                                                                    Exhibit 4(j)

                                 AMENDMENT NO. 7
                                       TO
                          THE LINCOLN ELECTRIC COMPANY
                              EMPLOYEE SAVINGS PLAN
                          (EFFECTIVE NOVEMBER 1, 1994)

                  The Lincoln Electric Company, an Ohio corporation, hereby adopts this Amendment No. 7 to the Lincoln Electric Company Employee Savings Plan (Effective November 1, 1994) (the "Plan"). The provisions of this Amendment shall be effective as of January 1, 1998.

                                       I.

                  Section 5.5 of the Plan is hereby amended in its entirety to read as follows:

                  "5.5 Investment of Contributions. Each Member may, pursuant to rules and procedures adopted by the Administrative Committee, direct that Before-Tax Contributions, Rollover Contributions, Employer Contributions and ESOP Contributions made by or for him shall be invested in any or all of the Investment Funds. An investment option selected by a Member shall remain in effect and be applicable to all subsequent such Contributions made by or for him unless and until an investment change is made by him and becomes effective pursuant to rules and procedures adopted by the Administrative Committee. Each member may, pursuant to rules and procedures adopted by the Administrative Committee, make a change in the investment options selected by the Member with respect to amounts then held in his Account. In the absence of an effective investment direction and/or an effective investment change, Before-Tax, Rollover, and Employer Contributions (other than Matching Employer Contributions) shall be invested in such Investment Fund or Funds, and in such proportions, as is designated by the Investment Committee from time to time for such purpose, Matching Employer Contributions shall be invested in the Company Non-Voting Stock Fund (or in such other Investment Fund as the Investment Committee shall designate for such purpose), and ESOP Contributions shall be invested in the Company Voting Stock Fund and the Company Non-Voting Stock Fund, as applicable."

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                                       II.

                  Article XI of the Plan is hereby amended by adding the following new Section at the end thereof:

                  "11.7 Correction of Errors Notwithstanding anything herein to the contrary, the Plan Administrator or the Administrative Committee may take such actions or permit such actions to be taken as are necessary and reasonably calculated to correct an administrative error made by an Employer, the Plan Administrator, the Committee, the Trustee or any other Fiduciary or administrator."

                  EXECUTED at Cleveland, Ohio, this 11th day of June, 1998.

                          THE LINCOLN ELECTRIC COMPANY

                          By: /s/ Frederick G. Stueber
                              --------------------------------------------------
                              Title: Senior Vice President, General Counsel
                                     and Secretary

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